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                                                                     Exhibit 3.6


                           CERTIFICATE OF AMENDMENT TO

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                   LEXENT INC.


                        Under Sections 228 and 242 of the
                           General Corporation Law of
                              the State of Delaware


         It is HEREBY CERTIFIED that

         1. The name of the corporation (hereinafter called the "Corporation") is

                                   Lexent Inc.

         2. The amended and restated certificate of incorporation of the Corporation is hereby amended by striking out the first two paragraphs of the preamble of Article III thereof and by substituting in lieu of said paragraphs, the following new paragraphs:

         "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 55,538,458, consisting of (a) 50,000,000 shares of Common Stock, par value $.001 per share ("Common Stock"), and (b) 5,538,458 shares of Preferred Stock, par value $.001 per share ("Preferred Stock"), consisting of 5,538,458 shares of Series A Convertible Preferred Stock, par value $.001 per share ("Series A Preferred Stock").

         Upon amendment of this Article as herein set forth (the "Effective Date"), every two (2) shares of Common Stock issued and outstanding on the Effective Date (the "Old Common Stock") shall be converted into one (1) share of Common Stock (the "New Common Stock"). A holder of shares of Old Common Stock shall be entitled to receive upon surrender of the certificates representing such Old Common Stock (the "Old Certificates", whether one or more) to the Company for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Date, Old Certificates
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shall represent only the right to receive New Certificates pursuant to the provisions hereof."

3. The capital of the Corporation will not be decreased on account of the foregoing amendment.

4. The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Signed on July 6, 2000


                                        /s/ KEVIN M. O' KANE
                                        ---------------------------------
                                        Kevin M. O'Kane
                                        Chief Operating Officer